UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Vanda Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	03-0491827
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Pennsylvania Avenue NW Suite 300E Washington, DC	20037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Right, par value $0.001 per share	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

001-34186

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

This Amendment No. 1 on Form 8-A/A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission on April 17, 2024.

Item 1. Description of Registrant’s Securities to be Registered.

Amendment to Definition of “Exempt Person”

On May 3, 2024, Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), entered into Amendment No. 1 (the “Amendment”) to that certain Rights Agreement, dated as of April 17, 2024 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC, a limited trust company organized under the laws of the State of New York, as rights agent. The Amendment amended the definition of “Exempt Person” to add BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”), and the various investment funds and accounts for which BlackRock acts, or may in the future act, as manager and/or investment advisor (the “Funds” and, collectively with BlackRock, the “BlackRock Investors”); provided, however, that the BlackRock Investors will automatically cease to be an “Exempt Person” if they acquire Beneficial Ownership (as defined in the Rights Agreement) of 20% or more of the then-outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (excluding from the denominator in calculating such percentage, any shares of Common Stock held by the Company or any subsidiary of the Company). BlackRock, Inc., for itself and on behalf of the other BlackRock Investors, made certain representations, warranties, conditions and provisions sufficient to cause the Board of Directors of the Company (the “Board”) to deem the Amendment desirable. The Board may determine, in its sole and absolute discretion, that the BlackRock Investors will cease to be an “Exempt Person” immediately upon the Board’s determination that any of the representations, warranties, conditions or provisions are breached or cease to be true, correct and complete.

The foregoing summary description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Vanda Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 17, 2024).

4.1	Rights Agreement, dated as of April 17, 2024, by and between Vanda Pharmaceuticals Inc. and Equiniti Trust Company, LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 17, 2024).

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 3, 2024, by and between Vanda Pharmaceuticals Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 3, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 3, 2024	VANDA PHARMACEUTICALS INC.

	By:	/s/ Timothy Williams
		Name:	Timothy Williams
		Title:	Senior Vice President, General Counsel and Secretary